Exhibit 10.71

EXCLUSIVE LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of the 12th day of August 2015 (“Effective Date”), by and between Trident Resources LLC, a North Dakota limited liability company with its principal address located at 110 Main Street, P.O. Box 45, Turtle Lake, North Dakota 58575 (the “Licensor”) and American Power Group, Inc., an Iowa corporation with its principal address located at 2503 E. Poplar Street, Algona, Iowa 50511 (the “Licensee”).

RECITALS

WHEREAS, the Licensor is the owner of certain natural gas liquid (“NGL”) process designs and information, equipment, configurations, process workbooks, research data, formulae, NGL flare to fuel conversion know-how and other information (“NGL Technology”).

WHEREAS, pursuant to an Equipment Purchase Agreement dated as of the date of this Agreement (the “Equipment Purchase Agreement”), the Licensor has sold to the Licensee certain Equipment;

WHEREAS, the Licensor desires to grant a license of the NGL Technology to the Licensee within the field of flare recovery from oil and gas production activities that produce various saleable NGL and natural gas products (the “Field of Use”); and

WHEREAS, the Licensee desires to license the NGL Technology in connection with the Field of Use;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.     Certain Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context requires otherwise.

“Affiliate” with respect to either party shall mean any corporation or other legal entity other than that party in whatever country organized, controlling, controlled by or under common control with that party. The term “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the voting securities having the right to elect directors.

“Corporate Overhead Expenses” in respect of any fiscal year will be limited to no more than 10% of the GAAP revenue of the Division in such fiscal year. Corporate Overhead Expenses shall include the normal and customary expenses reported by the Parent and by the Licensee.

“Cumulative Net Income” shall mean the aggregate Net Income Before Tax generated beginning on the Effective Date.

“Division” shall mean the Trident NLG Services division of the Licensee.

“GAAP” shall mean generally accepted accounting principles as applied by the Licensee throughout its organization on a consistent basis during the periods involved.

“License Territory” shall mean worldwide.

“Net Income Before Tax” shall mean with respect to each fiscal year of the Licensee, the Division’s net income from the Sale of Processes and Products for such fiscal year as determined in accordance with GAAP, minus Corporate Overhead Expenses, as determined in the sole discretion of the Licensee.

“Parent” shall mean American Power Group Corporation, a Delaware corporation that owns 100% of the capital stock of the Licensee.

“Process” shall mean any process, method or service within the Field of Use, the use or performance of which, in whole or in part, (a) absent the license granted hereunder would infringe, or is covered by, NGL Technology; or (b) employs, is based upon or is derived from the NGL Technology.

“Product” shall mean any article, device, or equipment within the Field of Use, the manufacture, use, or sale of which, in whole or in part, (a) absent the license granted hereunder would infringe, or is covered by the NGL Technology; or (b) employs, is based upon or is derived from the NGL Technology.

“Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred a Product or Process for valuable consideration (in the form of cash or otherwise), and further in the case of a Process to use or perform such Process for the benefit of a third party.

“Sublicensee” shall mean any sublicensee of rights granted in accordance with Section 2.1(a)(ii).

2.     License.

2.1    Grant of License.

(a)    Subject to the terms of this Agreement, the Licensor hereby grants to the Licensee in the License Territory:

(i)    an exclusive (against the Licensor and against all third parties), royalty-bearing license under its rights in the NGL Technology to make, have made, use, have used, Sell and have Sold Products and Processes within the Field of Use; and

(ii)    the right to grant sublicenses under the rights granted in Section 2.1(a)(i) to Sublicensees, provided that in each case the Licensee shall be responsible for the performance of any obligations of such Sublicensees relevant to this Agreement as if such performance were carried out by the Licensee itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to the Licensor.

(b)    The license granted in Section 2.1(a) above includes the right to grant to the final purchaser, user or consumer of Products the right to use such purchased Products in a method coming within the scope of NGL Technology within the License Territory; and

(c)    The foregoing license grant shall include the grant of such license to any Affiliate of the Licensee, provided that such Affiliate shall assume the same obligations as those of the Licensee and be subject to the same terms and conditions hereunder; and further provided that the Licensee shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by such Affiliate.

(d)    In addition, the Licensor hereby grants to the Licensee, during the term of this Agreement, an irrevocable, royalty-free, exclusive (against the Licensor and against all third parties) license, to use the names, trademarks and service marks “Trident” and/or “Trident Resources,” and any and all derivatives, thereof, in connection with its business, which license includes the right to grant sublicenses within the Field of Use on the terms set forth in this Section 2.

2.2    Sublicenses. Each sublicense granted hereunder shall be consistent with and comply with all terms of this Agreement, shall incorporate terms and conditions sufficient to enable the Licensee to comply with this Agreement, and shall provide that the Licensor is a third party beneficiary thereof. Upon termination of this Agreement or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 11.6. Any sublicense which is not in accordance with the forgoing provisions shall be null and void.

2.3    Disclosure of NGL Technology. As of the Effective Date, and thereafter as reasonably required to update the same, the Licensor shall use reasonable efforts to disclose to the Licensee in confidence all of the NGL Technology licensed hereunder.

2.4    Confidentiality.

(a)    Each party shall maintain in confidence the proprietary information (including the NGL Technology) (“Confidential Information”) of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party's directors, officers and employees, and to such party’s consultants working on such party’s premises, to the extent such disclosure is necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain, or shall have obtained prior to the date of this Agreement, written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

(b)    For purposes of this Agreement, the term “Confidential Information” shall not include information that was (i) entered the public domain other than by breach of this Agreement; (ii) known to a party on a non-confidential basis at the time of first receipt from the other party, or thereafter became known to the party on a non-confidential basis, prior to such disclosure, from a source other than the other party or its representatives; provided that such source was not known (or reasonably knowable) by the party to be bound by a duty of confidentiality to the other party with respect to such information; or (iii) independently developed by the party without the developing person(s) having access to any of the other party’s Confidential Information.

3.     Payments and Royalties

3.1    License Fee. As of the Effective Date, the Licensee shall pay the Licensor, or its designee(s), a non-refundable license fee by delivering to the Licensor a copy of a letter from the Parent to the transfer agent for the Parent’s common stock irrevocably instructing such transfer agent to issue two million (2,000,000) shares of the Parent’s common stock (the “Shares”) to the Licensor or its designee(s).

3.2    Royalty Fees. In further consideration of the rights granted under this Agreement, the Licensee shall make the following royalty payments to the Licensor upon the occurrence of each of the following: (a) if Cumulative Net Income as of the last day of any fiscal year of the Licensee is greater than zero, the Licensee shall pay the Licensor: (i) five and 1/10th percent (5.1%) of the lesser of (A) such Cumulative Net Income or (B) Net Income Before Taxes for such fiscal year, until such time as the cumulative sum of all payments made to the Licensor pursuant to this Section 3.2 shall equal Fifteen Million Dollars ($15,000,000); and (ii) thereafter, the lesser of three percent (3.0%) of the lesser of (A) such Cumulative Net Income or (B) Net Income Before Taxes for such fiscal year until such time as the cumulative sum of all payments made to the Licensor pursuant to this Section 3.2 (including payments made pursuant to the preceding clause (i)) shall equal Thirty-Six Million Dollars ($36,000,000) (such time, the “Technology Transfer Date”). The Licensee shall not make any royalty payments to the Licensor if Cumulative Net Income is less than zero.

3.3    Payment. All payments due to the Licensor under Section 3.2 in respect of any fiscal year shall be due and payable by the Licensee within (a) thirty (30) days after the date on which the Parent files its Annual Report on Form 10-K for such fiscal year or (b) if for any reason the Parent shall not file an Annual Report on Form 10-K within ninety (90) days after the end of any fiscal year, one-hundred twenty (120) days after the end of such fiscal year, and shall be accompanied by a copy of the financial statements of the Division for such fiscal year, certified as true and correct in all material respects by an officer of the Licensee, and a report setting forth the calculation of the royalty payment due to Licensor with respect to such fiscal year.

3.4    Third Party Payments/Right of Offset. Notwithstanding anything herein to the contrary, in the event that the Licensee is legally required to (i) make royalty payments to one or more third parties in order to practice the NGL Technology, or (ii) incur warranty costs arising out of claims pertaining to design flaws in Products that are the subject of the NGL Technology (in whatever form other than those due to defective Product installation claims), the Licensee may offset up to one hundred percent (100%) of such third party payments or incurred warranty costs against any royalty payments that are due under Section 3.2 to the Licensor.

3.5    Taxes. All payments due hereunder shall be paid in full in United States dollars without deduction of taxes or other fees that may be imposed on the Licensee by any government and which shall be paid by the Licensee.

3.6    Termination of Royalty Payments. Notwithstanding any provision to the contrary in this License, the Licensor shall not be entitled to receive any royalties under Section 3.2 in respect of any period after the earlier of (a) the termination of this License pursuant to Section 11 hereof or (b) the Technology Transfer Date.

3.7    Audit Rights. The Licensee shall maintain complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to the Licensor in relation to this Agreement, which records shall contain sufficient information to permit the Licensor and its representatives to confirm the accuracy of any payments and reports delivered to Licensor and compliance in all other respects with this Agreement. The Licensee shall retain and make available such records for at least three (3) years following the end of the fiscal year to which they pertain, to the Licensor and/or its representatives and upon at least ten (10) days’ advance written notice, for inspection during normal business hours, to verify any reports and payments made and/or compliance in other respects under this Agreement. If any examination conducted by the Licensor or its representatives pursuant to the provisions of this Section 3.7 show an underreporting or underpayment of five percent (5%) or more in any payment due to the Licensor hereunder, the Licensee shall bear the full cost of such audit and shall remit any amounts due to Licensor within thirty (30) days of receiving notice thereof from the Licensor.

4.    Certain Rights

4.1    No Transfers by the Licensor Prior to the Technology Transfer Date. The Licensor agrees that neither it nor any of its equity holders, directors, managers, officers or other representatives shall, directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to any sale, license, transfer or other disposition involving (x) the NGL Technology or any other proprietary technology or information owned by the Licensor and which relates in any way to the NGL Technology (all of the foregoing, whether created prior to the date of this License or hereafter, the “Technology Rights”), or (y) a majority of the outstanding equity interests in the Licensor, or (ii) enter into any agreement, letter of intent or similar contract or commitment contemplating or otherwise relating to any such sale, license, transfer or other disposition of the Technology Rights or a majority of such outstanding equity interests.

4.2    Transfer of Technology Rights to the Licensee. The Licensor hereby assigns, irrevocably and unconditionally, to the fullest extent permitted by law under any interpretation of the relationship between the parties, all of its right, title and interest in and to the Technology Rights, such assignment to be effective as of 5 p.m. Iowa time on the Technology Transfer Date, and subject only to the prior receipt by the Licensor of Thirty-Six Million ($36,000,000) in cumulative payments under Section 3.2 on or before the Technology Transfer Date. Promptly upon request by the Licensee and at the Licensor’s expense, at any time on or after the Technology Transfer Date, the Licensor shall execute and deliver to the Licensee all bills of sale, patent applications, copyright registrations, assignments, agreements and other instruments and take such reasonable actions as the Licensee may deem helpful to fully vest good and marketable title to the Technology Rights in the Licensee, free and clear of all liens, encumbrances and other restrictions of any sort, or to evidence such vesting. If and only if the Licensor has received Thirty-Six Million ($36,000,000) in cumulative payments under Section 3.2 on or before the Technology Transfer Date, and the Licensee is unable, after reasonable effort, to secure the Licensor’s signature on any such bill of sale, application, registration, assignment, agreement or other instrument, the Licensor hereby irrevocably designates and appoints the Licensee and its duly authorized representatives as the Licensor’s agent and attorney-in-fact to execute and/or file any such bill of sale, application, registration, assignment, agreement or other instrument and to do all other lawfully permitted acts to vest good and marketable title to the Technology Rights in the Licensee, free and clear of all liens, encumbrances and other restrictions of any sort, and to further the prosecution and issuance of letters patent, copyright registration and other forms of intellectual property protection with the same legal force and effect as if executed by the Licensor.

4.3     Notices of Licensee’s Interests. The Licensor irrevocably and unconditionally authorizes the Licensee to file on behalf of the Licensor, at any time and from time to time, such financing statements, statements, notices and other instruments (including copies of this Agreement) as the Licensee may require to better perfect or protect its rights in the Technology Rights under this Section 4, including any such notices or other filings as may be permitted or required under the Uniform Commercial Code of such jurisdictions as the Licensee may determine and any filings the Licensee shall determine to be advisable with the United States Patent and Trademark Office to memorialize and record said rights (and all amendments thereto, if any).

4.4    Specific Performance. Without limiting any of the Licensee’s rights under this Agreement, the parties hereto acknowledge that the Licensee will be entitled to enforce its rights under this Section 4 specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach or threatened breach of any provisions of this Section 4 and to exercise all other rights existing in its favor. The parties acknowledge and agree that (a) the Licensee is relying on the promises in this Section 4, (b) the breach of any term or provision of this Section 4 by the Licensor or any Affiliate of the Licensor will materially and irreparably harm the Licensee, (c) money damages will accordingly not be an adequate remedy for any breach of the provisions of this Section 4 by the Licensor or any such Affiliate and (d) the Licensee in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit and without having to prove (beyond entering this Agreement into evidence) either the fact of irreparable injury or the inadequacy of money damages) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Section 4.

5.     Patent Prosecution, Improvements, and Payments

5.1    Patent Prosecution. The filing, prosecution and maintenance of any and all patents and applications with respect to the NGL Technology shall be the responsibility of the Licensee, at the Licensee’s sole expense, and the Licensee shall have the sole discretion concerning the management of the prosecution thereof; provided, however, the Licensor shall cooperate with the Licensee, at the Licensee’s expense, in such prosecution, filing and maintenance. Except as directed by the Licensee or as provided in the next sentence, the Licensor shall not file or prosecute any patent or patent application in any jurisdiction with respect to the NGL Technology. The Licensee, in its reasonable discretion, may elect to abandon any patent or patent application; provided, however, that if it elects to do so, it shall provide at least thirty (30) days advanced notice thereof to the Licensor and allow the Licensor to elect to be assigned and assume control over these patents, at Licensor’s expense. The Licensee shall not be required to pay any royalties or any other amounts, except as expressly set forth in Section 3.2 with respect to any portion of the NGL Technology that is the subject of any such patent issued or pending.

5.2    Improvements.

(a)    The Licensor hereby agrees and acknowledges that any and all improvements to the NGL Technology, whether patentable or unpatentable, made, conceived or reduced to practice by the Licensee or by its employees, contractors and agents (the “Licensee Improvements”) shall belong to, and be owned exclusively by, the Licensee. The Licensee may elect to have filed and prosecuted applications for patents based on any Licensee Improvements, at its own expense.

(b)    The Licensee hereby agrees and acknowledges that any and all improvements to the NGL Technology, whether patentable or unpatentable, made, conceived or reduced to practice by the Licensor or by its employees, contractors and agents (the “Licensor Improvements”) shall belong to, and be owned exclusively by, the Licensor; provided, however, that as a condition of such ownership, such Licensor Improvements shall be considered part of the NGL Technology hereunder licensed to the Licensee and further governed accordingly.

6.     Third party Infringement and Legal Actions

6.1    Notice of Infringement Claim. The Licensee shall inform the Licensor promptly in writing of any alleged infringement of the NGL Technology by a third party and of any available evidence thereof.

6.2    Licensor’s Right to Prosecute. During the Term, the Licensor shall have the right, but shall not be obligated, to prosecute or arbitrate, at its own expense all infringements of the NGL Technology and, in furtherance of such right, the Licensee hereby agrees that the Licensor may include the Licensee as a party plaintiff in any such suit or arbitration, without expense to the Licensee. The cost of any such infringement action commenced or defended solely by the Licensor shall be borne by the Licensor, and the Licensor shall keep any recovery or damages for past infringement derived therefrom.

6.3    Licensee’s Right to Prosecute. If within thirty (30) days after having been notified of any alleged infringement, the Licensor shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if the Licensor shall notify the Licensee at any time prior thereto of its intention not to bring suit or arbitrate any alleged infringement in any jurisdiction, then, and in those events only, the Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the NGL Technology in such jurisdiction, and the Licensee may, for such purposes, use the name of the Licensor as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of the Licensor, which consent shall not unreasonably be withheld, conditioned or delayed. The Licensee shall indemnify the Licensor against any order for costs that may be made against the Licensor in such proceedings.

6.4    Right of Offset. In the event that the Licensee shall be forced to undertake the enforcement and/or defense of the NGL Technology by litigation or arbitration due to the Licensor’s inability or unwillingness to undertake such enforcement, the Licensee may withhold up to one hundred percent (100%) of the payments otherwise thereafter due to the Licensor under Section 3.2 and apply the same toward reimbursement of all of the Licensee’s expenses, including reasonable attorneys’ fees, in connection therewith. Any recovery of damages by the Licensee for each such suit or arbitration shall be for the Licensee’s account.

6.5    Declaratory Judgment. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the NGL Technology shall be brought against the Licensee, the Licensor, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

6.6    Cooperation. In any infringement suit or arbitration that either party may institute or defend to enforce the NGL Technology pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

7.    Representations and Warranties

7.1    Each party represents and warrants to the other party as follows:

(a)    Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(b)    Authorization and Enforcement of Obligations. Such party (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

(c)    Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

(d)    No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable laws,

regulations or orders of governmental bodies, (ii) do not conflict with, or constitute a default under, any contractual obligation of such party, and (iii) do not conflict with or result in a breach of any provision of the organizational documents of such party.

7.2    The Licensor warrants to the Licensee that:

(a)    Litigation. There are no actions, suits, proceedings or investigations pending or threatened against the Licensor before any court, government or regulatory body, agency, commission, official or any arbitrator that is reasonably expected to have a material adverse effect on the Licensor’s ability to consummate the transactions contemplated hereby.

(b)    Intellectual Property. As of the Effective Date, the Licensor (i) owns all of the NGL Technology and all other intellectual property used by the Licensor in connection with the performance of its obligations hereunder, free and clear of any and all liens, charges, pledges, security interests or other encumbrances whatsoever; (ii) has received no notice of infringement or misappropriation of any alleged rights asserted by any other person or entity in relation to any NGL Technology or such other intellectual property to be used by the Licensor in connection with the performance of its obligations hereunder; and (iii) is not aware of any patent, trade secret or other right of any other person or entity that could materially adversely affect the Licensor’ ability to consummate the transactions contemplated hereby. The Licensor agrees to immediately notify the Licensee in writing in the event that the Licensor receives a notice of the type referred to in clause (ii) above or becomes aware of any patent, trade secret or other right of the nature referred to in clause (iii) above.

(c)    Investment Intent. The Licensor is acquiring the Shares for investment for its own account and not for the account of any other person, and not with an immediate intent toward resale or other distribution thereof. The Licensor understands that the Shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. The Licensor further understands and agrees that, until so registered or transferred pursuant to the provisions of Rule 144 under the Securities Act, all certificates evidencing any of the Shares, whether upon initial issuance or upon any transfer thereof, shall bear legends, prominently stamped or printed thereon, reading substantially as follows:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be sold, transferred or assigned unless registered under the Act or an opinion of counsel, satisfactory to the corporation, is obtained to the effect that such sale, transfer or assignment is exempt from the registration requirements of the Securities Act.

The shares represented by this certificate may not be sold or otherwise transferred except pursuant to an Exclusive License Agreement dated August 11, 2015, by which the registered holder of this certificate is bound.

(d)    Trading Restrictions.

(i)    Lock Up Period. Notwithstanding anything in this Agreement to the contrary, the Licensor acknowledges and agrees that it shall not, until the 365th day after the Effective Date, sell, hypothecate, transfer or otherwise dispose of, by operation of law or otherwise, or grant any option or purchase right with respect to any Shares or engage in any short sale, hedging transaction or other derivative security transaction involving the Shares. Any sale or other transfer in violation of this Section 7.2(d) shall be null and void. The Parent shall not be required (a) to transfer on its books any of the Shares which shall have been sold or transferred in violation of this Section 7.2(d), or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

(ii)    Transfer Exemption. The restrictions set forth in this Section 7.2(d) shall not apply to transfers of Shares or for the benefit of Thomas Lockhart or any spouse, child or grandchild of Mr. Lockhart, or to a trust, limited liability company, family limited partnership or similar entity for the benefit of any of the foregoing, including transfers by will or the laws of descent and distribution; provided, however, that, it shall be a condition of each such transfer, that (i) the transferee agrees to be bound by the terms of this Section 7.2(d) as though no such transfer had taken place, and that (i) the Licensor has complied with all applicable laws in connection with such transfer.

8.    Non-Competition and Non-Solicitation. In consideration of the Licensee’s consummation of the transactions contemplated by this Agreement, and as a material inducement to the Licensee to enter into this Agreement, the Licensor covenants and agrees as follows:

8.1    Non-Compete. Irrespective the exclusive terms of the licenses granted by this Agreement, and in addition thereto, during the period beginning on the Effective Date and ending on the termination of this Agreement (the “Noncompete Period”), neither the Licensor nor any Affiliate of the Licensor will at any time, in any capacity, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as an agent, security holder, consultant, stockholder, subsidiary, partner or otherwise with, any person, firm, corporation or business that engages in any activity that is the same as, similar to, or competitive with the business conducted by the Licensee with the NGO Technology, anywhere within any county of any state or territory of the United States or anywhere within any other country, or any state, province, county or other subdivision thereof, anywhere in the Licensee Territory.

8.2    Non-Solicitation. During the Noncompete Period, neither the Licensor nor any Affiliate of the Licensor will at any time, in any capacity, directly or indirectly, (i) induce or attempt to induce any employee of the Licensee to leave their employ, or otherwise solicit the employment of any such employee of the Licensee, hire any such employee or in any way interfere with the relationship between the Licensee and any of such employees, (ii) induce or attempt to induce any customer of the Licensee to cease doing business with the Licensee or in any way interfere with the relationship between the Licensee and any of its customers or business relations, or (iii) solicit the business of any then existing customer of the Licensee.

8.3    Invalid Provisions. If, at the time of enforcement of the provisions of this Section 8, a court of competent jurisdiction holds that any of the restrictions set forth in Section 8 are unreasonable under the circumstances then existing or are otherwise illegal, invalid or unenforceable in any respect by reason of its duration, geographic area or scope of activity, or any other reason, the parties agree that the maximum period, scope or geographical area reasonable or otherwise enforceable under such circumstances will be substituted for the stated period, scope or geographic area.

8.4    Specific Enforcement. Without limiting any of the Licensee’s rights under this Agreement, the parties hereto acknowledge that the Licensee will be entitled to enforce its rights under this Section 8 specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach or threatened breach of any provisions of this Section 8 and to exercise all other rights existing in its favor. The parties acknowledge and agree that (a) the Licensee is relying on the promises in this Section 8,

(b) the breach of any term or provision of this Section 8 by the Licensor or any Affiliate of the Licensor will materially and irreparably harm the Licensee, (c) money damages will accordingly not be an adequate remedy for any breach of the provisions of this Section 8 by the Licensor or any such Affiliate and (d) the Licensee in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit and without having to prove (beyond entering this Agreement into evidence) either the fact of irreparable injury or the inadequacy of money damages) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Section 8.

9.     Indemnification

9.1    Indemnification by the Licensor. The Licensor shall indemnify and hold harmless the Licensee and the Parent and their respective Affiliates, directors, officers, employees and agents, and their respective successors, heirs and assigns, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, to the extent resulting from any claims, demands, actions or other proceedings by any third party arising out of (a) the material breach of any representation, warranty or covenant by the Licensor under this Agreement or (b) the gross negligence or intentional misconduct of the Licensor or any of its Affiliates.

9.2     Indemnification by the Licensee. The Licensee shall indemnify, defend and hold harmless the Licensor and its Affiliates, members, managers, officers, employees and agents, and their respective successors, heirs and assigns, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, to the extent resulting from any claims, demands, actions or other proceedings by any third party arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any Product or Process made, used, Sold, or performed pursuant to the license granted under this Agreement.

9.3    Indemnification Procedure. Each party (the “Indemnifying Party”) agrees, at its own expense, to provide attorneys reasonably acceptable to the other party (the “Indemnified Party”) to defend against any actions brought or filed against the Indemnified Party with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnified Party shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate because of conflict of interests of such Indemnified Party and any other party represented by such counsel. The Indemnifying Party agrees to keep the Indemnified Party informed of the progress in the defense and disposition of such claim and to consult with the Indemnified Party prior to any proposed settlement.

9.4    Survival. This Section 9 shall survive expiration or termination of this Agreement.

10.     Disclaimer of Warranties; Limitation of Liability

10.1    No Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE LICENSOR MAKES NO WARRANTY OR REPRESENTATION THAT THE EXPLOITATION OF THE NGL TECHNOLOGY OR

ANY PRODUCT OR PROCESS WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

10.2    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER EITHER PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

11.     Term and Termination

11.1    Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in effect until the completion of the transfer of the Technology Rights to the Licensee pursuant to Section 4.2, unless this Agreement is terminated by the agreement of the parties or earlier in accordance with any of the other provisions of this Section 11.

11.2    Termination for Failure to Pay. If the Licensee fails to make any payment due hereunder, the Licensor shall have the right to terminate this Agreement upon thirty (30) business days written notice, unless the Licensee makes such payments within said thirty (30) day notice period. If payments are not made, the Licensor may immediately terminate this Agreement at the end of said thirty (30) day period.
11.3    Termination for Insolvency. The Licensor shall have the right to terminate this Agreement immediately upon written notice to the Licensee with no further notice obligation or opportunity to cure if the Licensee: (a) shall make an assignment for the benefit of creditors or (b) shall have a petition in bankruptcy filed for or against it.

11.4    Termination for Non-Financial Default. If the Licensee shall default in the performance of any of its other obligations under this Agreement not otherwise covered by the provisions of Section 11.2 and 11.3, and if such default has not been cured within sixty (60) days after notice by the Licensor in writing of such default, the Licensor may immediately terminate this Agreement at the end of said sixty (60) day cure period.

11.5    Effect of Termination on Sublicenses. Any sublicenses granted by the Licensee under this Agreement shall provide for termination or assignment to the Licensor of the Licensee’s interest therein, at the option of the Licensor, upon termination of this Agreement or upon termination of any license hereunder under which such sublicense has been granted.

11.6    Effects of Termination of Agreement. Upon termination of this Agreement for any reason, the license grant to the NGL Technology shall also terminate. The Licensee shall cease, and shall cause its Sublicensees to cease under any sublicense granted by the Licensee, all Sales and uses of Products and Processes upon such termination, subject to Section 11.7. The termination or expiration of this Agreement or any license granted hereunder shall not relieve the Licensee or its Sublicensees of obligations arising before such termination or expiration.

11.7    Inventory. Upon early termination of this Agreement other than for default, the Licensee and its Sublicensees may complete and Sell any work-in-progress and inventory of Products that exist as of the effective date of termination provided that (i) the Licensee pays the Licensor the applicable running royalty or other amounts due on such Net Income Before Taxes in accordance with the terms and conditions of this Agreement, and (ii) the Licensee and its Sublicensees shall complete and Sell all work-in-progress and inventory of Products within six (6) months after the effective date of termination. Upon expiration of this Agreement, the Licensee shall pay to Licensor the royalties set forth in Section 3.2 for Sales of any Product that was in inventory or was a work-in-progress on the date of expiration of the Agreement.

12.     Miscellaneous

12.1    Notices. All notices and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three business days after deposit with the U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one business day after the business day of timely deposit with a recognized national courier service for next day delivery (or two business days after such deposit if timely deposited for second business day delivery), if delivered by such means or (d) one business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgement of complete transmission), to the parties as follows:

If to the Licensor, to:

Trident Resources LLC
c/o Thomas Lockhart
2829 Timmons Lane, #214
Houston, TX 77027
Telephone Number: ___________
Fax: __________

If to the Licensee, to:

American Power Group, Inc.
c/o American Power Group Corporation
7 Kimball Lane, Building A
Lynnfield, Massachusetts, 01940
Attention: Charles E. Coppa, CFO
Telephone Number: (781) 224-2411
Fax: (781) 224-2411

or such other address or addresses as the above shall have designated by notice in writing to the above.

12.2    Entire Agreement. This Agreement, together with the Equipment Purchase Agreement and its Exhibits and Schedules and the Confidentiality Agreement dated May 8, 2015 between Parent and the Licensor, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or in the Equipment Purchase

Agreement and its Exhibits and Schedules, and no party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

12.3    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without regard to conflict of law provisions that would defer to the laws of another jurisdiction. The rights and obligations of the parties hereunder shall be governed by and determined in accordance with such laws.

12.4    Dispute Resolution. Except for the Licensee’s right under Sections 4.4 and 8.4 to specific performance and/or other injunctive relief to enforce or prevent violations of Section 4 or Section 8, any dispute, controversy or claim between the parties relating to, or arising out of or in connection with, this Agreement (or any subsequent agreements or amendments related thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, will be settled only by binding arbitration pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the “Rules”), subject to the following:

(a)    The arbitration will take place in Des Moines, Iowa.

(b)    There will be a single arbitrator, who will be selected under the normal procedures prescribed in the Rules.

(c)    Subject to legal privileges, each party will be entitled to discovery in accordance with the Federal Rules of Civil Procedure.

(d)    At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.

(e)    The arbitrator’s decision will be in writing, will be binding and final and may be entered and enforced in any court of competent jurisdiction.

(f)    No party will be eligible to receive, and the arbitrator will not have the authority to award, exemplary, punitive, incidental, direct or consequential damages.

(g)    The arbitrator will not have the power to amend this Agreement.

(h)    The party prevailing in the arbitration shall be entitled to receive reimbursement of its costs, expenses and attorneys’ fees and disbursements, including the costs and expenses of experts and internal resources expended, incurred in connection with the arbitration. The other party to the arbitration shall pay the fees and expenses of the arbitrator and the American Arbitration Association. In the event that neither party prevails with respect to substantially all of the matters subject to the arbitration, the arbitrator shall have the power to determine which party, if either, shall be entitled to the reimbursements described in the first sentence of this Section 12.4(h), and which party (or parties) shall pay the fees and expenses described in the second sentence of this Section 12.4(h).

12.5     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

12.6    Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided however, that the Parent shall be a third party beneficiary of this Agreement, and shall be entitled to enforce this Agreement against the Licensor and its Affiliates.

12.7    Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or in part, by either party without the prior express written consent of the other, except that the Licensee may assign this Agreement without restriction to the Parent or to any of their respective Affiliates or in connection with the direct or indirect acquisition of a majority of the capital stock of the Licensee or all or substantially all of the assets of the Division. Any purported assignment in violation of this Section 12.7 shall be void.

12.8     Public Announcements. The Licensee, on the one hand, and the Licensor, on the other hand, will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the written consent of the other parties hereto, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 12.8 or in any other provision of this Agreement shall be construed to prevent or delay the Parent from complying with its public disclosure obligations under the rules and regulations of the Securities and Exchange Commission.

12.9    Amendment; Waiver. This Agreement may not be amended or waived except by an instrument in writing signed on behalf of both parties, or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.10     Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.11     Interpretation. Time is of the essence of this Agreement. The descriptive headings of the Sections are inserted for convenience only and are not a part of this Agreement.

12.12     Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and the other documents to be executed by the parties in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the parties in connection herewith will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the parties in connection with this Agreement.

12.13    Survival. In addition to any specific survival references in this Agreement, Sections 1, 3.2, 3.7, 7, 8, 9, 10, 11.6, 11.7, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.8, 12.9, 12.10, 12.11, 12.12 and 12.13 shall survive termination or expiration of this Agreement.

12.14     Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

American Power Group, Inc.

By: /s/ Lyle Jensen
Name: Lyle Jensen
Title: President

Trident Resources LLC

By: /s/ Thomas Lockhart
Name: Thomas Lockhart
Title: Manager

The undersigned acknowledges that he is the sole owner, and therefore an Affiliate, of the Licensor, that he will benefit substantially and directly from the transactions contemplated by this Agreement, and that he agrees to be bound by the provisions of Sections 4 and 8:

/s/ Thomas Lockhart
Thomas Lockhart, individually

[Exclusive License Agreement]